Exhibit 8

                                  Subsidiaries

A. ASE Test Inc., a corporation organized under the laws of the Republic of China, which has one subsidiary:

      (i)   ASE Test (U.S.A.) Inc.

B. ASE Test Holdings Ltd, a corporation organized under the laws of the Cayman Islands, and its majority owned subsidiary, ISE Labs, Inc., a corporation organized under the laws of the state of California, U.S.A. ISE Labs, Inc. has four subsidiaries:

      (i) ISE Labs Hong Kong Limited, a corporation organized under the laws of Hong Kong.

      (ii) ISE Labs Singapore Pte Limited, a corporation organized under the laws of Singapore.

      (iii) ISE Technology, Inc., a corporation organized under the laws of California.

      (iv) Digital Testing Services Inc., a corporation organized under the laws of California.

C. ASE Test Finance Limited, a corporation organized under the laws of Mauritius; and

D. ASE Holding (Singapore) PTE Ltd., a corporation organized under the laws of Singapore, and its wholly owned subsidiary, ASE Electronics (M) Sdn Bhd, Inc., a corporation organized under the laws of Malaysia.


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